Investor Services
100 University Avenue
March 9, 2006		Toronto, Ontario
M5J 2Y1
Toll Free 1-800-564-6253
www.computershare.com
To:	Alberta Securities Commission		Canada
	British Columbia Securities Commission		Australia
	The Manitoba Securities Commission		Channel Islands
	New Brunswick Securities Commission		Hong Kong
	Securities Commission of Newfoundland and Labrador		Germany
	Nova Scotia Securities Commission		Ireland
	Ontario Securities Commission		India
	Prince Edward Island Securities Office		New Zealand
	L’Autorité des marchés financiers		Philippines
	Saskatchewan Financial Services Commission		South Africa
	Securities Registry, Government of the Northwest Territories		United Kingdom
	Registrar of Securities, Government of the Yukon Territories		USA
Legal Registries Division, Government of Nunavut
The Toronto Stock Exchange
American Stock Exchange
U.S. Securities and Exchange Commission
Lima Stock Exchange, Peru
Dear Sirs:
Subject: Notification of Meeting and Record Date
We advise the following with respect to the Annual Meeting of Shareholders for the subject Corporation:

1.	Name of the Reporting Issuer	:	Peru Copper Inc.
2.	Date Fixed for the Meeting	:	May 11, 2006
3.	Record Date for Notice	:	April 6, 2006
4.	Record Date for Voting	:	April 6, 2006
5.	Beneficial Ownership Determination Date	:	April 6, 2006
6.	Classes or Series of Securities that entitle the holder to receive Notice of the Meeting	:	Common
7.	Classes or Series of Securities that entitle the holder to Vote at the Meeting	:	Common
8.	ISIN / CUSIP	:	CA7154551013 / 715455101
Yours truly,
Computershare Investor Services Inc.
Agent for Peru Copper Inc.
(416)263-9296
(416)981-9800